Exhibit 10.1

FOURTH AMENDMENT TO

ERIE INSURANCE GROUP EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective January 1, 2015)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Employee Savings Plan (the “Plan”) under an amendment and restatement effective as of January 1, 2015;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company desires to amend the Plan to provide for a one-time discretionary non-elective employer contribution as provided herein.

NOW, THEREFORE, the Company hereby amends the Plan by as follows, effective April 26, 2018:

1.	Two new sections shall be added to Article One of the Plan and such new sections, designated as Section 1.9A and 1.9B, respectively, shall read as follows:

1.9A	“Discretionary Non-elective Contribution” means the Employer contribution made pursuant to Section 3.4A.

1.9B	“DNEC Eligible Participant” means:

(a)
Each Covered Employee who is eligible to make Elective Deferrals under the Plan on April 26, 2018 or who otherwise would be eligible to make Elective Deferrals under the Plan on such date except for the six month suspension period identified in Section 7.3(c); and

(b)
Unless otherwise required by the application of guidance promulgated by the Secretary of the Treasury or his delegate, each former Covered Employee who incurred a severance from employment on or after March 21, 2018 and before April 26, 2018 under the early retirement or normal retirement provisions of the Erie Insurance Group Retirement Plan for Employees and who, immediately prior to such severance from employment, was eligible to make Elective Deferrals under the Plan.

2.	Section 1.23 of the Plan is hereby amended in its entirety and shall now read as follows:

1.23
“Participant” means any Covered Employee who participates in the Plan as provided in Section 3.1 and/or Section 3.4A (an “active” Participant) or as provided in Section 4.1, and further, shall include any current or former Covered Employee who has suspended his Elective Deferrals or has terminated or retired if such individual has a vested Total Account balance maintained on his behalf under the Plan.

3.	Section 1.37(f) of the Plan is hereby amended in its entirety and shall now read as follows:

(f)
“Safe Harbor Matching Account” the portion of the Participant’s Total Account consisting of Safe Harbor Matching Contributions, any Discretionary Non-elective Contributions, plus (minus) any investment earnings (losses) on such contributions and less any distributions or withdrawals made from this account in accordance with Articles Six and Seven, respectively.

4.	A new paragraph (d) shall be added to Section 2.1, and such new paragraph shall read as follows:

(d)	Independent of the preceding provisions of this Section 2.1, a Covered Employee may participate in the Plan pursuant to the provisions of Section 3.4A.

5.	A new section shall be added to Article Three of the Plan and such new section, designated as Section 3.4A, shall read as follows:

3.4A	Discretionary Non-elective Contribution

The Employer shall contribute to the Trust Fund, on behalf of each DNEC Eligible Participant, a one-time discretionary, non-elective contribution of $1,000. The Employer shall make such contributions as soon as reasonably practicable following the April 26, 2018 allocation date applicable to such contributions. Such non-elective contributions shall be credited to DNEC Eligible Participants’ Safe Harbor Matching Accounts as of the date they are received by the Trustee or otherwise deposited in the Trust Fund and, for purposes of determining the applicability of Plan features regarding such contributions, shall be treated equivalent to Safe Harbor Matching Contributions. Such non-elective contributions shall be100% vested and nonforfeitable when made.

* * * * * * *

IN WITNESS WHEREOF, the Company has caused this Plan Amendment to be executed this 2nd day of May, 2018.

ERIE INDEMNITY COMPANY

ATTEST:

/s/ Brian W. Bolash	By: /s/ Dionne Wallace Oakley
Title: EVP, HR & Strategy

3